Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, July 16, 2009
COMMERCE BANCSHARES, INC. ANNOUNCES SECOND QUARTER
EARNINGS PER SHARE OF $.48
     Commerce Bancshares, Inc. announced earnings of $.48 per share for the quarter ended June 30, 2009 compared to $.40 per share in the previous quarter and $.74 per share in the second quarter of 2008. Net income for the second quarter amounted to $37.0 million compared to $30.8 million in the previous quarter and $56.0 million in the same period last year. For the quarter, the return on average assets totaled .84% and the return on average equity was 8.9%. During the quarter, the ratio of tangible common equity to total assets increased from 8.2% to 8.9%.
     For the six months ended June 30, 2009, earnings per share totaled $.88 compared to $1.58 for the first six months of last year. Net income amounted to $67.8 million in the first half of 2009 compared with $120.1 million in 2008, or a decline of $52.3 million. This decline resulted mainly from higher loan loss provisions and FDIC insurance expense in 2009.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Although the overall economy remains difficult, we are pleased to report an increase in net income over the previous quarter as a result of growth in net interest income, higher core fees and good expense control. While loan balances declined this quarter, average deposits grew 5% over the previous quarter, providing an increase in overall earning assets and contributing to solid growth in net interest income. Additionally, non-interest income this quarter grew 7% compared to the previous quarter as result of double digit growth in bank card and bond trading fees, along with renewed growth in both deposit and trust fees. While non-interest expense increased 5% over the previous quarter, it included an FDIC special assessment of $8.0 million. Excluding this charge, non-interest expense would have declined compared to the first quarter of 2009.”
     Mr. Kemper continued, “This quarter we continued to strengthen our balance sheet by improving liquidity, increasing capital and building our loan loss reserves. Tangible common equity increased $90 million this quarter through retained earnings, appreciation of our securities portfolio and stock issuance. During the quarter we increased our allowance for loan losses by $5.1 million to $186.0 million, representing 1.74% of outstanding loans. Non-performing assets, consisting of non-accrual loans and foreclosed property, grew by $13.0 million to $131.7 million, or 1.23% of loans. Our loan to deposit ratio totaled 82% this quarter, reflecting good overall liquidity.”
     Total assets at June 30, 2009 were $17.7 billion, total loans were $11.1 billion, and total deposits were $13.7 billion.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	3/31/09	6/30/09	6/30/08
Non-Accrual Loans	$110,019	$122,648	$29,184
Foreclosed Real Estate	$8,666	$9,039	$7,525
Total Non-Performing Assets	$118,685	$131,687	$36,709
Non-Performing Assets to Loans	1.08%	1.23%	. 33%
Non-Performing Assets to Total Assets	.66%	.74%	.22%
Loans 90 Days & Over Past Due — Still Accruing	$51,411	$39,968	$26,293
     This financial news release, including management’s discussion of second quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
(Unaudited)	2009	2009	2008	2009	2008

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$150,015	$157,445	$144,779	$307,460	$284,886
Taxable equivalent net interest income	153,942	162,323	148,455	316,265	292,152
Non-interest income	92,431	98,562	102,733	190,993	194,893
Investment securities gains (losses), net	(2,172)	(2,753)	1,008	(4,925)	24,331
Provision for loan losses	43,168	41,166	18,000	84,334	38,000
Non-interest expense	152,886	160,011	147,065	312,897	287,246
Net income	30,836	36,968	55,979	67,804	120,146
Cash dividends	18,259	18,515	18,000	36,774	35,985
Net total loan charge-offs	34,919	36,033	14,491	70,952	26,388
Business charge-offs	3,842	2,378	1,049	6,220	540
Real estate — construction and land charge-offs	9,226	10,373	203	19,599	977
Real estate — business charge-offs	776	1,033	39	1,809	941
Consumer credit card charge-offs	10,763	13,214	7,935	23,977	14,528
Consumer charge-offs	9,333	8,476	4,530	17,809	8,486
Home equity charge-offs	300	96	136	396	130
Student charge-offs	—	2	—	2	—
Real estate — personal charge-offs	545	215	73	760	174
Overdraft charge-offs	134	246	526	380	612
Per common share:
Net income — basic	$0.41	$0.48	$0.74	$0.89	$1.59
Net income — diluted	$0.40	$0.48	$0.74	$0.88	$1.58
Cash dividends	$0.240	$0.240	$0.238	$0.480	$0.476
Diluted wtd. average shares o/s	76,007	76,690	75,956	76,350	75,931
RATIOS
Average loans to deposits (1)	87.23%	81.58%	92.30%	84.32%	92.04%
Return on total average assets	0.73%	0.84%	1.37%	0.79%	1.48%
Return on total average equity	7.82%	8.91%	14.10%	8.38%	15.30%
Non-interest income to revenue (2)	38.12%	38.50%	41.51%	38.32%	40.62%
Efficiency ratio (3)	62.58%	62.15%	58.96%	62.36%	59.40%
AT PERIOD END
Book value per share based on total equity	$21.19	$22.04	$21.30
Market value per share	$36.30	$31.83	$37.77
Allowance for loan losses as a percentage of loans	1.65%	1.74%	1.31%
Tier I leverage ratio	8.93%	9.08%	9.03%
Tangible equity to assets ratio (4)	8.24%	8.85%	8.66%
Common shares outstanding	75,992,925	77,049,199	75,531,645
Shareholders of record	4,595	4,503	4,539
Number of bank/ATM locations	370	373	366
Full-time equivalent employees	5,222	5,181	5,181

		June 30	June 30
		2009	2008

OTHER YTD INFORMATION
High market value per share		$44.41	$43.49
Low market value per share		$27.80	$36.19

(1)	Includes loans held for sale

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(In thousands, except per share data)	2009	2009	2008	2009	2008

Interest income	$193,874	$198,992	$208,204	$392,866	$430,757
Interest expense	43,859	41,547	63,425	85,406	145,871

Net interest income	150,015	157,445	144,779	307,460	284,886
Provision for loan losses	43,168	41,166	18,000	84,334	38,000

Net interest income after provision for loan losses	106,847	116,279	126,779	223,126	246,886

NON-INTEREST INCOME
Deposit account charges and other fees	25,592	26,935	28,260	52,527	55,335
Bank card transaction fees	27,168	30,105	29,394	57,273	55,702
Trust fees	18,873	19,355	20,286	38,228	40,399
Trading account profits and commissions	5,396	6,151	3,183	11,547	7,347
Consumer brokerage services	3,308	3,213	3,411	6,521	6,820
Loan fees and sales	2,961	3,733	1,150	6,694	3,290
Other	9,133	9,070	17,049	18,203	26,000

Total non-interest income	92,431	98,562	102,733	190,993	194,893

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment losses on securities	(21,885)	(10,080)	—	(31,965)	—
Less noncredit-related losses on securities not expected to be sold	21,332	9,286	—	30,618	—

Net impairment losses	(553)	(794)	—	(1,347)	—
Realized gains (losses) on sales and fair value adjustments	(1,619)	(1,959)	1,008	(3,578)	24,331

Investment securities gains (losses), net	(2,172)	(2,753)	1,008	(4,925)	24,331

NON-INTEREST EXPENSE
Salaries and employee benefits	86,753	86,279	83,247	173,032	166,257
Net occupancy	11,812	11,088	10,805	22,900	22,874
Equipment	6,322	6,255	6,244	12,577	12,151
Supplies and communication	8,684	8,249	8,545	16,933	17,269
Data processing and software	14,347	15,007	14,159	29,354	27,722
Marketing	4,347	4,906	5,447	9,253	10,734
Deposit insurance	4,106	12,969	522	17,075	1,025
Indemnification obligation	—	—	—	—	(8,808)
Other	16,515	15,258	18,096	31,773	38,022

Total non-interest expense	152,886	160,011	147,065	312,897	287,246

Income before income taxes	44,220	52,077	83,455	96,297	178,864
Less income taxes	13,592	15,257	27,118	28,849	57,786

Net income before non-controlling interest	30,628	36,820	56,337	67,448	121,078
Less non-controlling interest expense (income)	(208)	(148)	358	(356)	932

Net income	$30,836	$36,968	$55,979	$67,804	$120,146

Net income per common share — basic	$0.41	$0.48	$0.74	$0.89	$1.59

Net income per common share — diluted	$0.40	$0.48	$0.74	$0.88	$1.58

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2009	2009	2008

ASSETS
Loans	$10,940,869	$10,699,674	$11,116,274
Allowance for loan losses	(180,868)	(186,001)	(145,198)

Net loans	10,760,001	10,513,673	10,971,076

Loans held for sale	502,440	388,706	329,122
Investment securities:
Available for sale	4,550,908	5,156,343	3,628,061
Trading	15,808	17,259	21,923
Non-marketable	140,077	133,925	132,991

Total investment securities	4,706,793	5,307,527	3,782,975

Federal funds sold and securities purchased under agreements to resell	43,050	40,155	466,165
Interest earning deposits with banks	592,162	8,318	—
Cash and due from banks	374,748	376,051	620,472
Land, buildings and equipment — net	407,064	406,612	406,446
Goodwill	125,585	125,585	125,585
Other intangible assets — net	16,339	15,849	19,348
Other assets	419,275	537,567	297,274

Total assets	$17,947,457	$17,720,043	$17,018,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,507,168	$1,517,398	$1,398,766
Savings, interest checking and money market	8,128,465	8,281,652	7,481,065
Time open and C.D.’s of less than $100,000	2,119,252	2,137,049	2,104,566
Time open and C.D.’s of $100,000 and over	2,202,726	1,770,243	1,551,228

Total deposits	13,957,611	13,706,342	12,535,625
Federal funds purchased and securities sold under agreements to repurchase	1,001,552	1,174,121	1,613,801
Other borrowings	847,275	847,108	1,075,685
Other liabilities	530,978	294,163	184,718

Total liabilities	16,337,416	16,021,734	15,409,829

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	380,550	385,812	360,125
Capital surplus	623,236	655,020	476,497
Retained earnings	645,736	664,189	753,490
Treasury stock	(990)	(823)	(172)
Accumulated other comprehensive income (loss)	(40,920)	(7,928)	15,600

Total stockholders’ equity	1,607,612	1,696,270	1,605,540
Non-controlling interest	2,429	2,039	3,094

Total equity	1,610,041	1,698,309	1,608,634

Total liabilities and equity	$17,947,457	$17,720,043	$17,018,463

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	March 31, 2009		June 30, 2009		June 30, 2008
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid

ASSETS:
Loans:
Business (A)	$3,340,514	3.61%	$3,259,712	3.81%	$3,549,811	4.80%
Real estate — construction and land	816,433	3.34	750,983	3.50	699,502	4.85
Real estate — business	2,140,638	5.10	2,174,443	5.05	2,282,139	5.98
Real estate — personal	1,620,844	5.72	1,596,413	5.55	1,510,346	5.84
Consumer	1,579,456	6.92	1,497,806	6.87	1,675,389	7.13
Home equity	504,820	4.31	498,083	4.33	466,240	4.93
Student	353,650	3.69	347,239	2.61	—	—
Consumer credit card	734,510	11.90	697,542	12.70	785,451	10.15
Overdrafts	8,388	—	8,603	—	10,662	—

Total loans (B)	11,099,253	5.24	10,830,824	5.27	10,979,540	5.93

Loans held for sale	463,477	3.00	513,789	1.53	331,366	4.40
Investment securities:
U.S. government & federal agency	133,905	3.61	158,664	3.03	199,282	4.08
State & municipal obligations (A)	747,219	5.13	906,402	5.22	565,715	5.59
Mortgage and asset-backed securities	2,826,302	5.20	3,649,150	4.66	2,522,140	4.99
Other marketable securities (A)	142,166	5.84	193,280	5.40	127,039	2.81

Total available for sale securities (B)	3,849,592	5.15	4,907,496	4.74	3,414,176	4.96
Trading securities (A)	16,564	3.01	19,273	3.12	22,312	3.59
Non-marketable securities (A)	141,244	4.09	138,405	3.65	129,495	5.72

Total investment securities	4,007,400	5.11	5,065,174	4.70	3,565,983	4.97

Federal funds sold and securities purchased under agreements to resell	109,889	0.42	25,853	0.56	421,539	2.16
Interest earning deposits with banks	600,608	0.30	212,930	0.10	—	—

Total interest earning assets	16,280,627	4.93	16,648,570	4.91	15,298,428	5.57

Non-interest earning assets	911,422		926,055		1,106,016

Total assets	$17,192,049		$17,574,625		$16,404,444

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$417,474	0.15	$451,900	0.15	$409,848	0.31
Interest checking and money market	7,881,388	0.41	8,460,468	0.37	7,412,888	0.76
Time open & C.D.’s of less than $100,000	2,092,092	2.86	2,129,991	2.74	2,186,889	3.76
Time open & C.D.’s of $100,000 and over	2,093,235	2.19	2,003,537	1.98	1,585,354	3.52

Total interest bearing deposits	12,484,189	1.11	13,045,896	1.00	11,594,979	1.69

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	994,807	0.50	962,804	0.35	1,419,523	1.67
Other borrowings (C)	1,207,688	2.86	873,596	3.79	998,506	3.56

Total borrowings	2,202,495	1.80	1,836,400	1.99	2,418,029	2.45

Total interest bearing liabilities	14,686,684	1.21%	14,882,296	1.12%	14,013,008	1.82%

Non-interest bearing demand deposits	771,592		860,819		660,063
Other liabilities	134,965		167,510		134,413
Equity	1,598,808		1,664,000		1,596,960

Total liabilities and equity	$17,192,049		$17,574,625		$16,404,444

Net interest income (T/E)	$153,942		$162,323		$148,455

Net yield on interest earning assets		3.83%		3.91%		3.90%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

(C)	Interest expense capitalized on construction projects is not deducted from interest expense in the calculation of the rate shown above.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2009
For the quarter ended June 30, 2009, net income amounted to $37.0 million, an increase of $6.1 million over the previous quarter and a decrease of $19.0 million from the same quarter last year. For the current quarter, the return on average assets was .84%, the return on average equity was 8.9%, and the efficiency ratio was 62.2%. Compared to the previous quarter, net interest income (tax equivalent) increased by $8.4 million to $162.3 million, while non-interest income increased by $6.1 million to $98.6 million. Non-interest expense for the quarter totaled $160.0 million and included costs for an FDIC special assessment of $8.0 million. Exclusive of this item, non-interest expense would have been slightly less than in the previous quarter. Additionally in the current quarter, the Company increased its allowance for loan losses by $5.1 million.
Balance Sheet Review
During the 2nd quarter of 2009, average loans, excluding loans held for sale, decreased $268.4 million, or 2.4%, compared to the previous quarter. Also, average loans decreased $148.7 million, or 1.4%, this quarter compared to the same period last year. The decrease in average loans compared to the previous quarter was mainly the result of lower outstanding balances in most loan categories, especially in consumer-related lending.
The average balances for business and construction loans declined by $80.8 million and $65.5 million, respectively, compared to the previous quarter. These declines were reflective of lower customer line of credit usage and continued balance reductions given the uncertain economy, especially in the construction loan portfolio. Business real estate loans increased $33.8 million, reflecting new loan originations occurring this quarter. Additionally, average balances for personal real estate, consumer and consumer credit card loans declined by $24.4 million, $81.7 million and $37.0 million, respectively, as loan pay-downs continued to exceed new loan originations for these products. The Company has reduced marketing efforts on consumer credit cards and has ceased most marine and RV lending.
Available for sale investment securities (excluding fair value adjustments) increased on average by $1.1 billion to $4.9 billion this quarter compared with the previous quarter. The majority of this increase was the result of purchases of guaranteed mortgage-backed, other asset-backed and municipal securities, which increased average balances by $406.0 million, $416.8 million and $159.2 million, respectively. Many of these purchases occurred late in the 1st quarter and early in the 2nd quarter.
Total average deposits increased $650.9 million, or 4.9%, during the 2nd quarter of 2009 compared to the previous quarter, and increased $1.7 billion, or 13.5%, compared to the 2nd quarter of 2008. Compared to the previous quarter, the increase in average deposits resulted mainly from increases in corporate demand deposits ($379.7 million) which are mostly classified as money market accounts, other premium money market accounts ($94.2 million), and other non-maturity interest bearing accounts ($223.2 million). Certificates of deposit declined on average by $51.8 million, as the Company reduced rates on jumbo certificates of deposit because of improving liquidity. The average loans to deposits ratio in the current quarter was 81.6%, compared to 87.2% in the previous quarter.
During the current quarter, the Company’s average borrowings decreased $366.1 million compared to the previous quarter. This decrease was partly the result of a $107.4 million decline in repurchase agreement balances, combined with a reduction in advances from the Federal Home Loan Bank (FHLB) of $46.3 million. Additionally, average debt outstanding under the Federal Reserve’s Term Auction Facility (TAF) declined $287.8 million and was not used as a funding source in the 2nd quarter. Average balances of federal funds purchased increased by $75.3 million and totaled $107.2 million for the quarter.
Net Interest Income
Net interest income in the 2nd quarter of 2009 amounted to $157.4 million, an increase of $7.4 million, or 5.0%, compared with the previous quarter and an increase of $12.7 million, or 8.7%, compared to the 2nd quarter of last year. During the 2nd quarter of 2009, the net yield on earning assets (tax equivalent) was 3.91%, compared with 3.83% in the previous quarter and 3.90% in the same period last year.
The increase of $7.4 million in net interest income in the 2nd quarter of 2009 over the previous quarter was primarily the result of higher average balances of investment securities, coupled with lower rates paid on deposits. This increase was offset somewhat by lower interest income earned on loans, mostly due to lower volumes. Interest income on loans (tax equivalent) decreased by $3.4 million this quarter due to lower average balances, especially in consumer and consumer credit card loans, but was offset by an increase of $1.0 million due to higher yields on business, construction and credit card loans this quarter. Interest income on investment securities increased $8.9 million (tax equivalent) as a result of a $1.1 billion increase in average balances, mainly in mortgage-backed, other asset-backed and municipal investments, but offset by lower rates earned on many of the new investments purchased this quarter.
Interest expense on deposits declined $1.7 million in the 2nd quarter of 2009 compared with the previous quarter as a result of lower rates paid on virtually all deposit products, but was partly offset by growth in balances, especially in money market type accounts. Interest expense on borrowings decreased $650 thousand due mainly to lower average balances of repurchase agreements, FHLB advances and borrowings under the TAF.
The overall tax equivalent yield on interest earning assets in the 2nd quarter of 2009 decreased 2 basis points from the previous quarter to 4.91%, while the overall cost of interest bearing liabilities decreased 9 basis points to 1.12%.
Non-Interest Income
For the 2nd quarter of 2009, total non-interest income amounted to $98.6 million, a decrease of $4.2 million compared to $102.7 million in the same period last year.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2009
Also, 2nd quarter non-interest income increased $6.1 million, or 6.6%, compared to $92.4 million recorded in the previous quarter. Non-interest income in the 2nd quarter of 2008 included a pre-tax gain of $6.9 million on the sale of a small branch in Kansas.
Bank card fees for the quarter increased 2.4% over the 2nd quarter of last year, primarily due to continued growth in transaction fees earned on corporate card (growth of 18.4%) and debit card (growth of 1.6%) transactions, but continued to be negatively impacted by lower retail sales affecting both merchant and credit card fees. Bank card fees, however, grew by 10.8% over amounts recorded in the previous quarter based on higher volumes for all products. Trust fees for the quarter decreased 4.6% from the same period last year, but reflected growth of 2.6% over previous quarter results as trust asset values recovered somewhat this quarter. Deposit account fees declined 4.7% from the same period last year as a result of a 7.2% decline in overdraft fee income. Overdraft fee income, however, grew 10.3% when compared to the previous quarter, mainly due to higher overdraft volumes in the 2nd quarter. Bond trading income for the current quarter totaled $6.2 million, an increase of 93.2% over the same period last year, due to higher sales of fixed income securities to correspondent banks and corporate customers. During the quarter, the Company sold $154.2 million of held for sale student loans and recorded a pre-tax gain of $2.1 million.
Investment Securities Gains and Losses
Net securities losses amounted to $2.8 million in the 2nd quarter of 2009, compared to net losses of $2.2 million in the previous quarter and net gains of $1.0 million in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $794 thousand on certain non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired. The noncredit-related loss on these securities, which was recorded in other comprehensive income, was $9.3 million. At June 30, 2009, the par value of these bonds identified as other than temporarily impaired totaled $102.3 million.
The current quarter also included a loss of $2.1 million relating to fair value adjustments on certain private equity investments of the Company. Minority interest related to the fair value adjustments of the private equity investments totaled $259 thousand and is included in non-controlling interest income in the income statement.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $160.0 million, an increase of $7.1 million compared with amounts recorded in the previous quarter and an increase of $12.9 million compared to the same period last year. Non-interest expense for the current quarter included costs for an FDIC special assessment of $8.0 million. Exclusive of this item, non-interest expense would have declined slightly from the previous quarter and shown growth of 3.3% over the same quarter last year. Compared to the 2nd quarter of last year, salaries and benefits expense increased $3.0 million, or 3.6%, resulting mainly from increased staffing related to several growth initiatives in previous years, and higher pension costs. Full-time equivalent employees totaled 5,181 at both June 30, 2009 and 2008, and was down approximately 1% from the 1st quarter of 2009.
Compared with the 2nd quarter of last year, supplies and communication and marketing costs declined 3.5% and 9.9%, respectively, while the cost for equipment was flat with last year and occupancy expense increased 2.6%. Data processing and software costs increased 6.0% as a result of higher costs for several new software and servicing systems put in place this year. FDIC insurance expense increased $12.4 million over the same quarter last year as a result of higher insurance rates and the special assessment mentioned earlier. The decline in other expense of $2.8 million was the result of initiatives to reduce operating costs in numerous areas, including travel, recruiting, professional fees and various other expenditures.
Income Taxes
The effective tax rate for the Company was 29.2% for the current quarter, compared with 30.6% in the previous quarter and 32.6% in the 2nd quarter of 2008.
Credit Quality
Net loan charge-offs for the 2nd quarter of 2009 amounted to $36.0 million, compared with $34.9 million in the prior quarter and $14.5 million in the 2nd quarter of last year. The increase in net charge-offs in the 2nd quarter of 2009 compared to the previous quarter was mainly the result of a $2.5 million increase in consumer credit card loan losses and higher losses on construction loans of $1.1 million, but offset by lower losses on business, consumer, home equity and personal real estate loans. Combined net loan charge-offs for business, business real estate and construction loans totaled $13.8 million in both the 1st and 2nd quarters of 2009, compared to $1.3 million in the 2nd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was 1.33% in the current quarter compared to 1.28% in the previous quarter.
For the 2nd quarter of 2009, annualized net charge-offs on average consumer credit card loans increased to 7.60%, compared with 5.94% in the previous quarter and 4.06% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 2.27% of average consumer loans, compared to 2.40% in the previous quarter and 1.09% in the same quarter last year. The provision for loan losses for the current quarter totaled $41.2 million, and was $2.0 million lower than the previous quarter. However, the Company increased the allowance for loan losses by $5.1 million this quarter to $186.0 million, or 1.74% of total loans, excluding loans held for sale. Also, the allowance for loan loss balance was 152% of total non-accrual loans. Higher levels of consumer credit card losses, coupled with growth in the Company’s loan watch list, were the main reasons for the increase in the balance of the allowance for loan losses.
Total non-performing assets amounted to $131.7 million, an increase of $13.0 million over the previous quarter, and represented 1.23% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($122.6 million) and foreclosed real estate ($9.0 million). The increase in non-performing assets was mainly the result of placing an additional $7.3 million in business loans and $4.2 million in business real estate loans on non-accrual. At June 30, 2009, the balance of non-accrual loans included residential construction loans of $75.6 million, business real estate loans of $20.9 million and business loans of $18.4 million. Loans

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2009
past due more than 90 days and still accruing interest totaled $40.0 million at June 30, 2009, but included $16.0 million in guaranteed student loans that are being held to maturity.
Other
The Company’s purchases of treasury stock during the current quarter were not significant and related mainly to employee stock option activity. In conjunction with the Company’s previously announced at-the-market offering, the Company issued 1,046,252 shares of its common stock during the 2nd quarter of 2009. Gross proceeds from these sales were $36.3 million, with an average sale price of $34.66 per share. Commissions paid to the sales agent for the sale of these shares were $544 thousand. After payment of commissions and SEC, legal, and accounting fees relating to the offering during the 2nd quarter of 2009, net proceeds totaled $35.5 million, with average net sale proceeds of $33.93 per share.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.